EXHIBIT 99.3

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

     Callon Petroleum Company Reports

     Fourth Quarter, Year-End Results for 2003

     Natchez, MS (March 9, 2004)-Callon Petroleum Company (NYSE: CPE/CPE.PrA) today reported its results of operations for both the three-month period and year ended December 31, 2003.

     Fourth Quarter 2003 Net Loss. For the three-month period ended December 31, 2003, Callon reported a net loss of $16.7 million, or $1.24 per diluted share after charges of $5.6 million attributable to early extinguishment of debt and $11.5 million resulting from a valuation allowance against Callon’s deferred tax asset. These charges had an impact on net loss per diluted share of $1.10. The company reported a net loss of $258,000, or $0.04 per share on a diluted basis, for the same period in 2002.

     Fourth Quarter 2003 Charges. During the fourth quarter of 2003, Callon charged $11.5 million to income tax expense as the result of establishing a valuation allowance against its deferred tax asset as required by SFAS 109 “Accounting for Income Taxes.” This charge was taken as a result of aggregate losses incurred for the three-year period ending December 31, 2003. Despite the expectations of future earnings, relevant accounting guidance suggests that positive future expectations about income are diminished by such losses. On December 30, 2003, Callon announced the borrowing of $185 million pursuant to a senior unsecured credit facility. The borrowings bear interest at 9.75 percent and mature in seven years. Proceeds of the borrowing were used to restructure a major portion of the company’s long-term debt, including the early extinguishment of $85 million of its outstanding 12% multiple advance term loan which resulted in a $5.6 million charge for pre-payment premium and unamortized debt issuance costs.

     Fourth Quarter 2003 Operating Results. Oil and gas sales totaled $18.9 million from average production of 40.4 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $19.1 million from average daily production of 45.5 MMcfe/d during the same period in 2002. During the fourth quarter of 2003, natural gas represented approximately 79 percent of the company’s total production. The average price received per thousand cubic feet of natural gas in the fourth quarter of 2003 increased by 13 percent to $5.15 compared to $4.57 during the fourth quarter of 2002, while the average price received per barrel of oil in the fourth quarter of 2003 increased by 15 percent to $29.28 compared to $25.57 during the same period a year earlier.

     2003 Net Loss. For the 12 months ended December 31, 2003, the company reported a net loss of $18.0 million, or $1.41 per diluted share after charges of $5.6 million for the early extinguishment of debt and an

$11.5 million valuation allowance against Callon’s deferred tax asset. These charges had an impact on net loss per diluted share of $1.11. This compares to a net loss of $1.7 million, or $0.22 per share on a diluted basis for the same period in 2002.

     2003 Operating Results. For the year ended December 31, 2003, oil and gas sales totaled $73.7 million from average production of 38.1 MMcfe/d. This corresponds to sales of $61.2 million from average daily production of 42.7 MMcfe/d during the same period in 2002. The average price received per thousand cubic feet of natural gas for the year ended December 31, 2003 increased by 36 percent to $5.36 compared to $3.94 during the same period in 2002, while the average price received per barrel of oil increased by 24 percent to $28.72 compared to $23.11 during the same period a year earlier.

     2003 Discretionary Cash Flow. For the year ended December 31, 2003, discretionary cash flow totaled $34.7 million compared to $18.7 million during the 12 months of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $34.6 million and $12.2 million during the year ended December 31, 2003 and 2002, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying financial information for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)

     Non-GAAP Financial Measure - This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes this measure is a financial indicator of the company’s ability to fund capital expenditures and service debt. Callon also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.

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Reconciliation Non-GAAP Financial Measure:	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2003	2002	2003	2002
Discretionary cash flow	$7,466	$8,067	$34,744	$18,653
Net working capital changes and other changes	(4,034)	(334)	(115)	(6,486)

Net cash flow provided by operating activities	$3,432	$7,733	$34,629	$12,167

Consolidated Condensed Balance Sheets:	December 31,	December 31,
(In thousands)	2003	2002
Cash and cash equivalents	$8,700	$5,807
Restricted cash**	63,345	—
Oil and gas properties, net*	390,163	377,661
All other assets	33,824	27,145

Total assets	$496,032	$410,613

Long-term debt including current maturities**	$308,108	$249,589
All other liabilities*	54,663	20,064
Stockholders’ equity	133,261	140,960

Total liabilities and stockholders’ equity	$496,032	$410,613

*	Impacted by the adoption of SFAS No. 143 on January 1, 2003

**	Restricted cash was used to payoff 2004 Senior Subordinated Notes on January 8, 2004 which are included in long-term debt including current maturities above.

Production and Price Information:	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Production:
Oil (MBbls)	128	56	268	226
Gas (MMcf)	2,950	3,853	12,315	14,215
Total Production (MMcfe)	3,718	4,187	13,923	15,571
Average daily (MMcfe)	40.4	45.5	38.1	42.7
Average prices:
Oil ($/Bbl)	$29.28	$25.57	$28.72	$23.11
Gas ($/Mcf)	$5.15	$4.57	$5.36	$3.94
Gas equivalent ($/Mcfe)	$5.09	$4.55	$5.29	$3.93

Callon Petroleum Company
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Operating revenues:
Oil and gas sales	$18,938	$19,050	$73,697	$61,171

Operating expenses:
Lease operating expenses	3,298	2,829	11,301	11,030
Depreciation, depletion and amortization	7,484	8,256	28,253	27,096
General and administrative	1,009	1,197	4,713	4,705
Accretion expense	670	—	2,884	—
Loss on mark-to-market commodity derivative contracts	200	(80)	535	708

Total operating expenses	12,661	12,202	47,686	43,539

Income from operations	6,277	6,848	26,011	17,632

Other (income) expenses:
Interest expense	8,389	7,404	30,614	26,140
Other income	(218)	(159)	(444)	(1,004)
Loss on early extinguishment of debt	5,573	—	5,573	—
Gain on sale of pipeline	—	—	—	(2,454)
Gain on sale of Enron derivatives	—	—	—	(2,479)

Total other (income) expenses	13,744	7,245	35,743	20,203

Loss before income taxes	(7,467)	(397)	(9,732)	(2,571)
Income tax expense (benefit)	9,225	(139)	8,432	(900)

Net loss before Medusa Spar LLC and cumulative effect of change in accounting principle	(16,692)	(258)	(18,164)	(1,671)
Loss from Medusa Spar LLC, net of tax	(8)	—	(8)	—

Loss before cumulative effect of change in accounting principle	(16,700)	(258)	(18,172)	(1,671)
Cumulative effect of change in accounting principle, net of tax	—	—	181	—

Net loss	(16,700)	(258)	(17,991)	(1,671)
Preferred stock dividends	319	319	1,277	1,277

Net loss available to common shares	$(17,019)	$(577)	$(19,268)	$(2,948)

Net loss per common share:
Basic
Net loss available to common before cumulative effect of change in accounting principle	$(1.24)	$(0.04)	$(1.42)	$(0.22)
Cumulative effect of change in accounting principle, net of tax	—	—	0.01	—

Net loss available to common	$(1.24)	$(0.04)	$(1.41)	$(0.22)

Diluted
Net loss available to common before cumulative effect of change in accounting principle	$(1.24)	$(0.04)	$(1.42)	$(0.22)
Cumulative effect of change in accounting principle, net of tax	—	—	0.01	—

Net loss available to common	$(1.24)	$(0.04)	$(1.41)	$(0.22)

Shares used in computing net income (loss):
Basic	13,729	13,518	13,662	13,387

Diluted	13,729	13,518	13,662	13,387

     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region.

     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

•	general economic conditions;

•	volatility of oil and natural gas prices;

•	uncertainty of estimates of oil and natural gas reserves;

•	impact of competition;

•	availability and cost of seismic, drilling and other equipment;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	difficulties encountered during the exploration for and production of oil and natural gas;

•	difficulties encountered in delivering oil and natural gas to commercial markets;

•	changes in customer demand and producers’ supply;

•	uncertainty of our ability to attract capital;

•	compliance with, or the effect of changes in, the extensive governmental regulations regarding the oil and natural gas business;

•	actions of operators of our oil and gas properties;

•	weather conditions; and

•	the risk factors discussed in our filings with the Securities and Exchange Commission, including those in our Annual Report for the year ended December 31, 2002 on Form 10-K.

     The preceding estimates reflect our review of continuing operations only. These estimates do not take into account any material transactions such as sales of debt and equity securities, acquisitions or divestitures of assets, and formations of joint ventures. We continually review these types of transaction and may engage in one or more of these types of transactions without prior notice.

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